Morgan Stanley Dean Witter Spectrum Series
Monthly Report
December 2000

Dear Limited Partner:

The Net Asset Value per Unit for each of the six Morgan Stanley Dean Witter Spectrum Funds as of December 31, 2000 was as follows:

Funds               N.A.V.                   % change for month
Spectrum Commodity  $  7.85                  1.10%
Spectrum Currency   $11.17                   3.32%
Spectrum Global Balanced                    $16.26     5.76%
Spectrum Select     $23.57                   8.55%
Spectrum Strategic  $10.61                  10.83%
Spectrum Technical  $16.08                  12.07%

In general, the performance disparity between the Funds in the Spectrum Series is due to the portfolio structure and trading approaches unique to each Fund. Spectrum Technical, a technically-based multi-manager fund, recorded profits primarily in the interest rate futures and currency markets. Spectrum Strategic, a fund managed by multiple trading advisors who employ fundamental trading methodologies, also recorded gains primarily in the currency, interest rate futures and energy markets. Spectrum Select, the other technically-based multi-manager fund, produced gains primarily in the interest rate futures markets. Spectrum Global Balanced, a balanced portfolio of stocks, bonds and managed futures, recorded profits primarily in interest rate futures and currency markets. Spectrum Currency, a fund that participates exclusively in the currency markets, produced gains primarily from short positions in the Japanese yen and long positions in the euro. Spectrum Commodity, a fund that participates in the tangible commodity markets from the long side, recorded gains primarily in the energy and agricultural markets.

Spectrum Commodity

The Fund increased in value during December primarily as a result of gains recorded in the energy markets from long positions in natural gas futures as prices increased to all-time highs on forecasts for cold weather in key consumption regions and on supply concerns. Offsetting losses were recorded from long futures positions in crude oil and its related products as prices declined after two U.S. reports revealed a surprise rise in inventories of crude oil and gasoline. In the agricultural markets, gains were recorded from long corn futures positions as corn prices rose on optimism for improved overseas demand and on concerns regarding cold weather in the U.S. Midwest. In the livestock markets, profits were recorded from long positions in cattle futures as prices in this market also increased during the month. A portion of these gains was offset by losses recorded in the soft commodities markets from long cotton futures positions as prices moved lower on reports of a bearishly construed U.S. Census Bureau consumption report.

Spectrum Currency

The Fund increased in value during December primarily due to gains recorded from short positions in the Japanese yen as the value of the yen declined versus most major currencies on further signs of weakness in the Japanese economy. Additional gains were experienced from long positions in the euro as the value of the European common currency continued the upward trend versus other major currencies that it began in November. The euro's strength versus the U.S. dollar, Japanese yen and British pound was a result of confidence in the European economy and an overall skepticism regarding the U.S., Japanese and British economies. Smaller gains resulted from long Swiss franc positions as its value strengthened with the euro. A portion of overall Fund gains was offset by losses recorded from short positions in the British pound as the value of the pound strengthened versus the U.S. dollar on fresh evidence that the U.S. economy is cooling down. Additional losses resulted from short positions in the South African rand and Australian dollar as the value of these currencies moved higher versus the U.S. dollar on the heels of the strength in the euro.

Spectrum Global Balanced

The Fund increased in value during December primarily as a result of gains recorded in the global interest rate futures markets from long positions in U.S. interest rate futures as prices climbed higher amid a volatile drop in stock prices and as fears of an economic slowdown drew investors to the perceived safety of government securities. Additional gains were recorded from long positions in European and Australian interest rate futures as prices in these markets rose amid the speculation that the U.S. Federal Reserve would lower interest rates in the near future following their decision to switch to an easing policy bias. In the currency markets, profits were recorded from long positions in the euro as its value strengthened versus the U.S. dollar and other major currencies. The euro's strength was boosted versus the U.S. dollar due to slumping stock prices and economic data continuing to show that the U.S. economy is cooling. Profits were also recorded from long positions in the Swiss franc as its value also moved higher versus the U.S. dollar on the heels of the strong euro. In the energy markets, gains were recorded from long positions in natural gas futures as prices increased to all-time highs on forecasts for cold weather and supply concerns. A portion of these gains was offset by losses recorded in the global stock index futures markets from long positions in Nikkei Index futures as Japanese stock prices continued their slide lower as weakness in the Japanese economy was highlighted again.

Spectrum Select

The Fund increased in value during December due primarily to gains recorded in the global interest rate futures markets from long positions in U.S. interest rate futures as prices climbed higher amid a drop in stock prices and as fears of an economic slowdown drew investors to the perceived safety of government securities. Strong expectations that the Federal Reserve would cut short-term interest rates also boosted prices higher. Additional gains were recorded from long positions in European and Australian interest rate futures as prices in these markets rose amid the speculation that the U.S. Federal Reserve would lower interest rates in the near future following their decision to switch to an easing policy bias. In the currency markets, profits were recorded from short positions in the Japanese yen relative to the U.S. dollar and other major currencies amid evidence of a slowdown in the Japanese economy and a drop in the Nikkei Index. In the energy markets, gains were recorded from long positions in natural gas futures as prices increased to all-time highs on forecasts for cold weather and supply concerns. Offsetting losses were recorded from long futures positions in crude oil and its related products as prices declined after two U.S. reports revealed a surprise rise in inventories of crude oil and gasoline. Losses were also recorded in the soft commodities markets from long positions in orange juice futures as prices declined on technically-based factors and in the metals markets from long copper futures positions as prices moved lower aided by weakness in the global stock markets.

In an effort to allocate redemptions within Spectrum Select in the same proportion as subscriptions, the General Partner has determined to adjust the allocation of redemptions among the Trading Advisors within the Fund. Commencing with the December 31, 2000 monthly closing, redemptions out of Spectrum Select will be allocated 50% to Rabar Market Research, Inc., 50% to Sunrise Capital Management, Inc, and 0% to EMC Capital Management, Inc. The additions received by Spectrum Select at each monthly closing will continue to be allocated 50% to Rabar Market Research, Inc., 50% to Sunrise Capital Management, Inc., and 0% to EMC Capital Management, Inc.

Spectrum Strategic

The Fund increased in value during December primarily as a result of gains recorded in the currency markets from long positions in the euro as its value strengthened versus the U.S. dollar and other major currencies. The euro's strength was boosted versus the U.S. dollar due to slumping stock prices and economic data continuing to show that the U.S. economy is cooling. Additional gains were recorded from short positions in the Japanese yen relative to the U.S. dollar and other major currencies amid evidence of a slowdown in the Japanese economy and a drop in the Nikkei Index. In the global interest rate futures markets, profits were recorded from long positions in U.S. and German interest rate futures as prices climbed higher amid a drop in stock prices and as fears of an economic slowdown drew investors to the perceived safety of government securities. In the energy markets, gains were recorded from long positions in natural gas futures as prices increased to all-time highs on forecasts for cold weather and supply concerns. Additional gains were recorded from short futures positions in crude oil and its related products as prices declined after two U.S. reports revealed a surprise rise in inventories of crude oil and gasoline. A portion of these gains was offset by losses recorded in the soft commodities markets from long cotton futures positions as prices moved lower on reports of a bearishly construed U.S. Census Bureau consumption report and in metals from long copper futures positions as prices moved lower aided by weakness in the global stock markets.

In an effort to allocate redemptions within Spectrum Strategic in the same proportion as subscriptions, the General Partner has determined to adjust the allocation of redemptions among the Trading Advisors within the Fund. Commencing with the December 31, 2000 monthly closing, redemptions out of Spectrum Strategic will be allocated 50% to Allied Irish Capital Management Ltd., 50% to Eclipse Capital Management Inc., and 0% to Blenheim Investments, Inc. The additions received by Spectrum Strategic at each monthly closing will continue to be allocated 50% to Allied Irish Capital Management Ltd., 50% to Eclipse Capital Management Inc., and 0% to Blenheim Investments, Inc.

Spectrum Technical

The Fund increased in value during December due primarily to gains recorded in the global interest rate futures markets from long positions in U.S. interest rate futures as prices climbed higher amid a drop in stock prices and as fears of an economic slowdown drew investors to the perceived safety of government securities. Strong expectations that the Federal Reserve would cut short-term interest rates also boosted prices higher. Additional gains were recorded from long positions in European and Australian interest rate futures as prices in these markets rose amid the speculation that the U.S. Federal Reserve would lower interest rates in the near future following their decision to switch to an easing policy bias. In the currency markets, profits were recorded from short positions in the Japanese yen relative to the U.S. dollar and other major currencies amid evidence of a slowdown in the Japanese economy and a drop in the Nikkei Index. Additional gains were recorded from long positions in the euro as its value strengthened versus the U.S. dollar and other major currencies. The euro's strength was boosted versus the U.S. dollar due to slumping stock prices and economic data continuing to show that the U.S. economy is cooling. Profits were also recorded from long positions in the Swiss franc as its value also moved higher versus the U.S. dollar on the heels of the strong euro. In the energy markets, gains were recorded from long positions in natural gas futures as prices increased to all-time highs on forecasts for cold weather and supply concerns. Offsetting losses were recorded from long futures positions in crude oil and its related products as prices declined after two U.S. reports revealed a surprise rise in inventories of crude oil and gasoline, along with mixed data on distillate supplies. In the global stock index futures markets, gains were recorded from short positions in Nikkei Index futures as Japanese stock prices continued their slide lower as weakness in the Japanese economy was highlighted again. A portion of these gains was offset by losses recorded in the soft commodities markets from long cotton futures positions as prices moved lower on reports of a bearishly construed U.S. Census Bureau consumption report and in metals from long positions in aluminum futures as prices reversed lower on reported Asian selling.

Also, I would like to take this opportunity to inform you that we anticipate Schedule K-1 (Form 1065) tax forms reporting each Limited Partner's share of the Partnership income, loss and deductions for calendar year 2000 will be mailed to holders of non-IRA accounts for all Morgan Stanley Dean Witter Managed Futures limited partnerships during the last week of February. Should you have an IRA account and wish to receive a Schedule K-1 tax form, please contact your Morgan Stanley Dean Witter Financial Advisor.

Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation at Two World Trade Center, 62nd Floor, New York , NY 10048, or your Morgan Stanley Dean Witter Financial Advisor.

I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is not a guarantee of future results.

Sincerely,

Robert E. Murray
Chairman
Demeter Management Corporation
General Partner


<page

Historical Fund Performance
Presented below is the percentage change in Net Asset Value per Unit from the start of each calendar each the Fund has traded.  Also provided is the inception-to-date return and the annualized return since inception for each
Fund.  PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.
Funds                         Year                Return
Spectrum Commodity

                         1998                -34.3%
                         1998  15.8%
                         2000                        3.2%

                    Inception-to-Date Return:                  -21.5%
                    Annualized Return:                           -7.8%

___________________________________________________________________________
__________
Spectrum Currency             2000 (6 months)                11.7%

                    Inception-to-Date Return:                11.7%
___________________________________________________________________________
___________
Spectrum Global Balanced
                         1994 (2 months)                -1.7%
                         1995                22.8%
                         1996                 -3.6%
                         1997                18.2%
                         1999 16.4%
                         1999                       0.8%
                         2000                       0.9%

                    Inception-to-Date Return:           62.6%
                    Annualized Return:                             8.2%

___________________________________________________________________________
__________
Spectrum Select
                         1991 (5 months)                31.2%
                         1992 -14.4%
                         1993  41.6%
                         1994   -5.1%
                         1995  23.6%
                         1996    5.3%
                         1997    6.2%
                         1998                       14.2%
                         1999
-7.6%
                                   2000                        7.1%
                    Inception-to-Date Return:               135.7%
                    Annualized Return                 9.5%
___________________________________________________________________________
_________
Spectrum Strategic

                         1994 (2 months)                 0.1%
                         1995                10.5%
                         1996                 -3.5%
                         1997                  0.4%
                         1998                       7.8%
                         1999
37.2%
                         2000                     -33.1%

                    Inception-to-Date Return:                 6.1%
                    Annualized Return:               1.0%

Spectrum Technical
                         1994 (2 months)                -2.2%
                         1995                17.6%
                         1996                18.3%
                         1997                  7.5%
                         1998                      10.2%
                         1999
-7.5%
                         2000                        7.8%

                    Inception-to-Date Return:                60.8%
                    Annualized Return:               8.0%

Morgan Stanley Dean Witter Spectrum Series
Statements of Operations
For the Month Ended December 31, 2000
(Unaudited)
                             Morgan Stanley Dean Witter   Morgan Stanley Dean
Witter     Morgan Stanley Dean Witter
                              Spectrum Commodity           Spectrum Currency
_     Spectrum Global Balanced
                                Percent of                  Percent of
Percent of
                                December 1, 2000       December 1, 2000
December 1, 2000
                                Beginning                   Beginning
Beginning
                              Amount      Net Asset Value    Amount   Net Asset
Value     Amount   Net Asset Value
                               $              %              $              %
$             %
REVENUES
Trading profit (loss):
  Realized                     54,819       0.27         494,786         3.43
849,390        1.61
  Net change in unrealized    199,020       0.98          40,432          0.28
2,173,068                         4.11

  Total Trading Results       253,839       1.25         535,218     3.71
3,022,458                         5.72
Interest Income (DWR)          89,128       0.44          55,464          0.38
285,054        0.54

  Total Revenues              342,967       1.69         590,682     4.09
3,307,512        6.26

EXPENSES
Brokerage fees (DWR,
 MS & Co., MSIL)               77,629       0.38          55,245          0.38
202,789        0.39
Management fees (Note 2)       42,189       0.21          24,019     0.16
55,107                            0.11
Incentive fees                   -           -                 32,876
0.23                                     -            - .

  Total Expenses              119,818       0.59         112,140     0.77
257,896        0.50

NET INCOME                    223,149       1.10         478,542     3.32
3,049,616        5.76

Morgan Stanley Dean Witter Spectrum Series
Statements of Changes in Net Asset Value
For the Month Ended December 31, 2000
(Unaudited)
                       Morgan Stanley Dean Witter          Morgan Stanley Dean
Witter                                Morgan Stanley Dean Witter
                       Spectrum Commodity                  Spectrum Currency
Spectrum Global Balanced     .
                      Units        Amount    Per Unit     Units        Amount
Per Unit     Units        Amount   Per Unit
                                      $          $                 $          $
$                              $
Net Asset Value,
 December 1, 2000    2,608,696.153  20,250,858    7.76   1,333,326.853
14,411,891  10.81   3,441,884.239    52,901,990  15.37
Net Income                  -          223,149    0.09          -
478,542                         0.36           -         3,049,616   0.89
Redemptions            (62,410.605)   (489,923)   7.85    (200,300.000)
(2,237,351) 11.17     (37,053.528)     (602,490) 16.26
Subscriptions           27,502.771     215,897    7.85     273,424.380
3,054,150  11.17      32,634.295       530,634  16.26

Net Asset Value,
  December 31, 2000  2,573,788.319  20,199,981    7.85   1,406,451.233
15,707,232  11.17   3,437,465.006    55,879,750  16.26

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Dean Witter Spectrum Series
Statements of Operations
For the Month Ended December 31, 2000
(Unaudited)
                              Morgan Stanley Dean Witter   Morgan Stanley Dean
Witter     Morgan Stanley Dean Witter
                              Spectrum Select              Spectrum Strategic
_     Spectrum Technical
                                Percent of                  Percent of
Percent of
                                December 1, 2000       December 1, 2000
December 1, 2000
                                Beginning                   Beginning
Beginning
                              Amount      Net Asset Value    Amount   Net Asset
Value     Amount   Net Asset Value
                               $              %              $              %
$             %
REVENUES
Trading profit (loss):
  Realized                    5,285,230      2.59       9,277,762       13.70
19,779,381        8.20
  Net change in unrealized   12,991,532      6.37      (1,364,435)       (2.01)
10,419,939                        4.32
  Total Trading Results      18,276,762      8.96       7,913,327        11.69
30,199,320                       12.52
Interest Income (DWR)           889,954      0.44              306,879
0.45                                1,063,045        0.44

  Total Revenues             19,166,716      9.40        8,220,206       12.14
31,262,365       12.96

EXPENSES
Brokerage fees (DWR,
 MS & Co., MSIL)              1,231,479     0.60          409,292         0.60
1,458,127        0.61
Management fees (Note 2)        509,577     0.25           186,577        0.28
559,827        0.23
Incentive fees                    -           -                289,688
0.43                                  111,599        0.05
  Total Expenses              1,741,056     0.85          885,557         1.31
2,129,553        0.89

NET INCOME                   17,425,660     8.55         7,334,649       10.83
29,132,812       12.07

Morgan Stanley Dean Witter Spectrum Series
Statements of Changes in Net Asset Value
For the Month Ended December 31, 2000
(Unaudited)
                       Morgan Stanley Dean Witter          Morgan Stanley Dean
Witter                                Morgan Stanley Dean Witter
                       Spectrum Select                     Spectrum Strategic
Spectrum Technical          .
                      Units        Amount    Per Unit     Units        Amount
Per Unit     Units        Amount   Per Unit
                                      $          $                 $          $
$                              $
Net Asset Value,
 December 1, 2000    9,385,428.678  203,830,897  21.72   7,074,598.419
67,744,833    9.58  16,816,039.313  241,345,079  14.35
Net Income                 -         17,425,660   1.85        -
7,334,649    1.03         -         29,132,812   1.73
Redemptions            (89,543.020)  (2,110,529) 23.57    (123,194.461)
(1,307,093)  10.61    (213,456.697)  (3,432,384) 16.08
Subscriptions           67,201.569    1,583,941  23.57      43,549.471
462,060   10.61      67,635.880    1,087,585  16.08

Net Asset Value,
  December 31, 2000  9,363,087.227  220,729,969  23.57   6,994,953.429
74,234,449   10.61  16,670,218.496  268,133,092  16.08
The accompanying notes are an integral part of these financial statements.

Morgan Stanley Dean Witter Spectrum Series
Notes to Financial Statements
(Unaudited)

1.  Summary of Significant Accounting Policies

Organization - Morgan Stanley Dean Witter Spectrum Commodity L.P. ("Spectrum Commodity," formerly Morgan Stanley Tangible Asset Fund L.P.), Morgan Stanley Dean Witter Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Dean Witter Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Dean Witter Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Dean Witter Spectrum Strategic L.P. ("Spectrum Strategic") and Morgan Stanley Dean Witter Spectrum Technical L.P. ("Spectrum Technical"), (individually, a "Partnership", or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures, forwards, and options contracts on physical commodities and other commodity interests, including, but not limited to foreign currencies, financial instruments, metals, energy and agricultural products (collectively, "futures interests").

The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker for the Partnerships is Dean Witter Reynolds, Inc. ("DWR"). The clearing commodity brokers for the Partnerships are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International ("MSIL") which provide clearing and execution services. Morgan Stanley Dean Witter Commodities Management, Inc. ("MSCM") is the trading advisor to Spectrum Commodity. Demeter, DWR, MS & Co., MSCM and MSIL are wholly-owned subsidiaries of Morgan Stanley Dean Witter & Co.

Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the Limited Partners based upon their proportional ownership interests.

Use of Estimates - The financial statements are prepared in accordance with generally accepted accounting principles, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

Revenue Recognition - Futures interests are open commitments until settlement date. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the changes in unrealized profits (losses) on open contracts from one period to the next in the statements of operations. Monthly, DWR pays interest income on 80% of the month's average daily "Net Assets" (as defined in the limited partnership agreements) of
Spectrum Commodity, Spectrum Currency, Spectrum Select, Spectrum Strategic and Spectrum Technical, and 100% in the case of Spectrum Global Balanced. The interest rates used are equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies due the Partnerships on futures interests, but not actually received.

Net Income (Loss) per Unit - Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

Brokerage and Related Transaction Fees and Costs - The brokerage fees for Spectrum Commodity, Spectrum Currency, and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

Morgan Stanley Dean Witter Spectrum Series
Notes to Financial Statements
(Continued)



Brokerage fees for Spectrum Select, Spectrum Strategic and
Spectrum Technical are accrued at a flat monthly rate of 1/12 of 7.25% (a 7.25% annual rate) of Net Assets as of the first day of each month.

Such fees currently cover all brokerage commissions, transaction fees and costs and ordinary administrative and continuing offering expenses.

Operating Expenses - The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees and other related expenses are borne by DWR through the brokerage fees paid by each Partnership.

Income Taxes - No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

Distributions - Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter.
No distributions have been made to date.

Continuing Offering - Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of the month. No selling commissions or charges related to the continuing offering of Units are borne by the Limited Partners or the Partnership.
DWR will pays all such costs.

Redemptions - Limited Partners may redeem some or all of their Units at 100% of the Net Asset Value Per Unit as of the end of the last day of any month that is at least six months after the closing at which a person becomes a Limited Partner, upon five business days advance notice by redemption form to Demeter. Thereafter, Units redeemed on or prior to the last day of the twelfth month after such Units were purchased will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month after which such Units were purchased will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twenty-fourth month after which such Units were purchased will not be subject to a redemption charge. The foregoing redemptions charges will be paid to DWR. Redemptions must be made in whole Units, in a minimum amount of 50 Units, unless a Limited Partner is redeeming his entire interest in a Partnership.

Exchanges - On the last day of the first month which occurs more than six months after a person first becomes a Limited Partner in any of the Partnerships, and at the end of each month thereafter, Limited Partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

Dissolution of the Partnership - Spectrum Commodity will terminate on December 31, 2027, Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025 regardless of financial condition at such time, or at an earlier date under certain conditions as defined in each Partnership's Limited Partnership Agreement.

Morgan Stanley Dean Witter Spectrum Series
Notes to Financial Statements
(Continued)



2.  Related Party Transactions

Spectrum Commodity and Spectrum Currency pay brokerage fees to MS & Co. and MSIL. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic and Spectrum Technical each pay brokerage fees to DWR as described in Note 1. Spectrum Commodity pays management fees and incentive fees (if applicable) to MSCM.
The Partnerships' cash is on deposit with DWR, MS & Co. and MSIL in futures interests trading accounts to meet margin requirements as needed. DWR and MS & Co. pay interest on these funds as described in Note 1.

3.  Trading Advisors

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Dean Witter Spectrum Commodity L.P.
  Morgan Stanley Dean Witter Commodities Management Inc.

Morgan Stanley Dean Witter Spectrum Currency L.P.
  John W. Henry & Company, Inc. ("JWH")
  Sunrise Capital Partners, LLC ("Sunrise")

Morgan Stanley Dean Witter Spectrum Global Balanced L.P.
  RXR, Inc.

Morgan Stanley Dean Witter Spectrum Select L.P.
  EMC Capital Management, Inc.
  Rabar Market Research, Inc.
  Sunrise Capital Management, Inc.

Morgan Stanley Dean Witter Spectrum Strategic L.P.
  Allied Irish Capital Management, Ltd. ("AICM")
  Blenheim Investments, Inc. ("Blenheim")
  Eclipse Capital Management, Inc.  ("Eclipse")

Morgan Stanley Dean Witter Spectrum Technical L.P.
  Campbell & Company, Inc.) ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc. ("JWH")

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

Management Fee - The management fee for Spectrum Commodity is accrued at a rate of 5/24 of 1% of Net Assets on the first day of each month (a 2.5% annual rate).

The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% of Net Assets on the first day of each month (a
2% annual rate).

The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% of Net Assets on the first day of each month
(a 1.25% annual rate).




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Morgan Stanley Dean Witter Spectrum Series
Notes to Financial Statements
(Concluded)



The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% of Net Assets on the first day of each month (a 3% annual rate).

The management fees for Spectrum Strategic are accrued at a rate of 1/12 of 4% of Net Assets allocated to Blenheim on the first day of each month, and 1/12 of 3% of Net Assets allocated to AICM and Eclipse on the first day of each month (annual rates of 4% and 3%, respectively).

The management fees for Spectrum Technical are accrued at a rate of 1/12 of 2% of Net Assets allocated to JWH on the first day of each month, 1/12 of 3% of Net Assets allocated to Campbell on the first day of each month and 1/12 of 4% of Net Assets allocated to Chesapeake on the first day of each month (annual rates of 2%, 3% and 4% respectively).

Incentive Fee - Spectrum Commodity pays an annual incentive fee equal to 17.5% of the trading profits as of the end of each calendar year.

Spectrum Currency, Spectrum Global Balanced, Spectrum Select and Spectrum Strategic each pay a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to Campbell and JWH and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

Trading profits for the Partnership's represent the amount by which profits from futures, forward and options trading exceed losses after brokerage and management fees are deducted.

For all Partnerships, when trading losses are incurred, no incentive fees will be paid in subsequent months until all such losses are received. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each months subscriptions and redemptions.